Exhibit 8.4
                           [LETTERHEAD OF RSPA&B]

                               April 10, 2000

Kranzco Realty Trust
128 Fayette Street
Conshohocken, Pennsylvania  19428

Ladies and Gentlemen:

     We have acted as counsel to Kranzco Realty Trust (the "Company") and KRT Trust in connection with the mergers of KRT Trust and CV Reit, Inc. into Kramont Realty Trust ("Kramont"), with Kramont as the surviving entity, as more fully described in Kramont's Registration Statement on Form S-4 (the "Registration Statement"), in the form described to us as the version thereof to be filed with the Securities and Exchange Commission on the date hereof. Other capitalized terms used herein have the meanings assigned to such terms in the Registration Statement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon one or more representation letters executed by officers and representatives of the Company and upon the representations, warranties, and covenants of the Company. Our understanding of the facts is based on the information set forth in such documents and various assumptions and factual representations made by the Company, including the representation letter dated the date hereof from Kranzco Realty Trust (the "Representation Letter"). If any of the matters described in this paragraph or in the preceding paragraph were incorrect, our opinion might change.

          For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the Representation Letter and documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. We have also assumed that (i) during the relevant periods, all persons who were required under the Securities and Exchange Act of 1934 to file or amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprized of all such filings, and
(ii) the information concerning the Company and its affiliates set forth in the Company's Federal income tax returns is true and correct. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various income and asset tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

          Based upon and subject to the foregoing, we are of the opinion that the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for the taxable years ended December 31, 1992 through December 31, 1999 and its proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT up to the time of the merger of KRT Trust into Kramont. It is not possible at this time to express an opinion on Kramont's qualification as a REIT in the future.

     The opinion herein is limited to the Federal income tax laws of the United States as of the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Any change in applicable law or in the facts or documents on which our opinion is based or any inaccuracy of the representations or assumptions on which we have relied may affect the validity of the foregoing opinion. Our conclusion is based on the Code and administrative and judicial guidance and interpretations promulgated thereunder or applicable thereto, all as in effect on the date hereof or as assumed to apply as described herein. The Code, Regulations promulgated by the Treasury Department, and interpretations of the courts and the Internal Revenue Service, are subject to change at any time, and, in some circumstances, with retroactive effect. Any such change after the date of this letter could affect our opinion herein. This firm undertakes no obligation to update this letter in the event of a change in the legal authorities, facts, or documents on which our opinions are based or of any inaccuracy of the representations or assumptions on which we have relied in rendering this opinion. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

     The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and to the references to our firm in the Registration Statement. In giving such consent, however, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.


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     This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 9.3(c) of the Merger Agreement. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency, or otherwise referred to without our prior written consent except as noted above.

                         Very truly yours,


                         /s/ Robinson Silverman Pearce Aronsohn & Berman LLP
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